Exhibit 4.3

SUB-PAYING AGENCY AGREEMENT

Sub Paying Agency Agreement, dated as of May 18, 2017 (this “Agreement”), between United Parcel Service, Inc. (the “Issuer”), The Bank of New York Mellon Trust Company, N.A., as principal paying agent (in such capacity, the “Principal Paying Agent”), The Bank of New York Mellon Trust Company, N.A (in such capacity, the “Note Trustee”), and BNY Trust Company of Canada (“BNY Canada”), as sub-paying agent (in such capacity, the “Sub-paying Agent”).

WHEREAS, the Issuer proposes to issue Canadian dollar-denominated 2.125% Senior Notes due 2024 (the “Canadian Notes” and individually, a “Canadian Note”) in the aggregate principal amount of C$750,000,000, on the date hereof, pursuant to the Indenture, dated as of August 26, 2003 (the “Indenture”), as supplemented from time to time, between the Issuer and the Note Trustee.

AND WHEREAS, the Issuer requests and the Sub-paying Agent agrees, to perform certain services described herein in connection with the Canadian Notes;

NOW THEREFORE, the Issuer and the Sub-paying Agent agree as follows:

1. Defined Terms. Capitalized terms not otherwise defined herein are used herein as defined in the Indenture, as the same may be amended, varied or supplemented from time to time with the consent of the parties thereto.

2. Appointment of Sub-paying Agent. (a) The Issuer hereby appoints BNY Canada as Sub-paying Agent with respect to the Canadian Notes, it being acknowledged and agreed by the parties that the Principal Paying Agent will continue to act as principal paying agent under the Indenture with respect to the Canadian Notes. BNY Canada hereby accepts such appointment as the Issuer’s Sub-paying Agent for the purpose of performing the services hereinafter described upon the terms and subject to the conditions hereinafter mentioned. In the event of any inconsistency between the Indenture and this Agreement, the terms of this Agreement shall prevail.

(b) Notwithstanding any provision of the Indenture, the Principal Paying Agent hereby acknowledges and accepts all of the provisions of this Agreement and the appointment of the Sub-paying Agent hereunder, and by its execution of this Agreement, acknowledges proper receipt of notice of such appointment and waives any time period required for such notice.

3. Payment of Interest and Principal.

(a)

All interest payments in respect of the Canadian Notes will be made by the Sub-paying Agent on the relevant Interest Payment Date (as specified in the Final Terms) to the registered Canadian Note holders in whose names the Canadian Notes are registered at the close of business (London Time) on the

Record Date specified in the Canadian Notes next preceding the Interest Payment Date or such other date as is provided in the Canadian Notes. So long as the Canadian Notes are represented by a single global certificate, registered in the name of CDS Clearing and Depository Services Inc. (the “Canadian Depository”) or its nominee, all interest payments on the Canadian Notes shall be made by the Sub-paying Agent by wire transfer of immediately available funds in Canadian dollars to an account or accounts designated by the Canadian Depository. In the event any Canadian Notes cease to be so represented by a global certificate, the Principal Paying Agent will provide the Sub-paying Agent with a list of registered holders of such Canadian Notes immediately following each applicable Record Date.

(b)	The Sub-paying Agent will pay the principal amount of each Canadian Note on the applicable maturity date or upon any redemption date with respect thereto, together with accrued and unpaid interest due at maturity or such redemption date, if any, only upon presentation and surrender of such Canadian Note on or after the maturity date or redemption date thereof to the Sub-paying Agent, or as specified in the Canadian Notes. The Sub-paying Agent will forthwith deliver each such Canadian Note to the Principal Paying Agent for cancellation.

(c)	Notwithstanding the foregoing,

(i)	if any Canadian Note is presented or surrendered for payment to the Sub-paying Agent and the Sub-paying Agent has delivered a replacement therefor or has been notified that the same has been replaced, the Sub-paying Agent shall as soon as is reasonably practicable notify the Issuer in writing of such presentation or surrender and shall not make payment against the same until it is so instructed by the Issuer and has received the amount to be so paid;

(ii)	the Sub-paying Agent shall cancel each Canadian Note against surrender of which it has made full payment and shall deliver each Canadian Note so cancelled by it to the Principal Paying Agent; and

(iii)	in the case of payment of interest or principal against presentation of a Canadian Note, the Registrar shall note or procure that there is noted on the relevant schedule to such Canadian Note, the amount of such payment and, in the case of payment of principal, the remaining Principal Amount Outstanding of the Canadian Note and shall procure the signature of such notation on its behalf;

(d)	the Sub-paying Agent shall not be obliged (but shall be entitled) to make payments of principal or interest if it has not received the full amount of any payment under Section 4(a).

(e)	If at any time and for any reason the Sub-paying Agent makes a partial payment in respect of a Canadian Note, the Registrar shall, in respect of such Canadian Note, endorse thereon a statement indicating the amount and date of such payment.

(f)	If the Issuer intends to redeem all (but not some only) of the Canadian Notes prior to their stated maturity date pursuant to and in accordance with the terms of Indenture it shall give not more than 60 nor less than 30 days’ written notice of such intention to the Note Trustee and the Canadian Noteholders in accordance with the relevant provisions of the Indenture and stating the date on which such Canadian Notes are to be redeemed and shall give sufficient notice to the Sub-paying Agent to enable it to notify the Canadian Noteholders within such prescribed period. The Sub-paying Agent shall in accordance with the Indenture on behalf of and at the expense of the Issuer send such notice to the Canadian Noteholders. In the case of a partial redemption of the Canadian Notes the principal amount of the Canadian Notes being partially redeemed on an Interest Payment Date shall be redeemed on a pro rata basis in accordance with the Indenture.

(g)	Any payment to be made to the Sub-paying Agent for the Sub-paying Agent to in turn disburse shall be preceded by written confirmation from the Issuer of the payment at least one day that is not a Saturday, Sunday or statutory holiday in Toronto, Ontario (a “Toronto Business Day”) beforehand.

(h)	The Sub-paying Agent shall not exercise any lien, right of set-off or similar claim against any person to whom it makes any payment under Section 3(a) or 3(b) in respect thereof, nor shall any commission or expense be charged by it to any such person in respect thereof.

(i)	If the Sub-paying Agent makes any payment in accordance with Section 3(d), it shall be entitled to appropriate for its own account out of the funds received by it under Section 4 an amount equal to the amount so paid by it.

4. Availability of Funds.

(a)	In order to provide for the payment of interest and principal in respect of the Canadian Notes as the same become due and payable in accordance with the Conditions and the Indenture, the Issuer shall pay to the Sub-paying Agent or otherwise cause the Sub-paying Agent to receive an amount which is equal to the amount of principal and interest then falling due in respect of the Canadian Notes.

(b)

The Issuer shall, not later than 11:00 a.m.. (Toronto time) on each Interest Payment Date, on which any payment of principal and interest in respect of the Canadian Notes becomes due, pay or cause to be paid to the Sub-paying Agent such amounts, in Canadian dollars, in immediately available funds as may be required for the purpose of paying principal or interest under the

Canadian Notes (after taking account of any cash then held by the Sub-paying Agent and available for that purpose) and such amounts shall be paid to the credit of suitably designated accounts at such bank or banks in Toronto for payment to the Canadian Noteholders as shall be notified to the Issuer by the Sub-paying Agent in writing no later than two weeks before the first payment is due to be made to the Canadian Noteholders. The Sub-paying Agent shall notify the Issuer and/or the Note Trustee in writing, within five Business Days of any change of those accounts, or any of them, and (i) upon the bankruptcy, insolvency, winding up or liquidation (other than the passing of any resolution by the Sub-paying Agent in connection with any merger, conversion, consolidation, or transfer of the Sub-paying Agent or (ii) upon default being made by the Sub-paying Agent in the payment of any amounts in respect of principal or interest in accordance with this Agreement or (iii) failing payment within the designated periods of prescription specified in Section 8, the Sub-paying Agent shall hold all payments on trust for repayment to the Issuer.

(c)	The Issuer shall confirm by facsimile to the Sub-paying Agent by 2.00 p.m. (Toronto time) two Business Days prior to each date on which any payment is due to be made under Section 4(b):

(i)	the amount of interest or principal (as the case may be) payable in respect of the Canadian Notes on the date in question and the apportionment of such amount as between principal and interest: and

(ii)	that it will transfer the relevant sum due on that date to the account of the Sub-paying Agent; and

(d)	The Sub-paying Agent shall as soon as is reasonably practicable notify the Note Trustee, the Agent Bank, the Principal Paying Agent and the Issuer by facsimile if, by 5.00 p.m. (Toronto time) on an Interest Payment Date, the Sub-paying Agent has not received the dollar deposit required by Section 4(b) and/or there are not sufficient funds in dollars available to the Sub-paying Agent to discharge the amount of the monies payable thereon in accordance with the Conditions and/or the provisions of the Indenture on such Interest Payment Date, and the Sub-paying Agent will in addition notify the Issuer by telephone as soon as reasonably practicable after any Interest Payment Date it has not received the dollar deposit required by Section 4(b) and/or as otherwise described in accordance with this Section 4(e).

5. Tax Reporting.

(a) The Sub-paying Agent shall be responsible for performing all Canadian tax withholding and tax reporting obligations of the Issuer and the Sub-paying Agent with respect to all payments on the Canadian Notes, including receipt and administration of tax withholding information from the Canadian Depository with respect to the Canadian Notes, remittance of any amounts required to be withheld to the appropriate Canadian taxing authorities and preparation and submission to appropriate Canadian taxing authorities of all tax returns and any other appropriate documentation and information with respect to any such amounts withheld from interest and other amounts payable in respect of the Canadian Notes. The Issuer shall provide the Sub-paying Agent with any applicable documents, including tax forms or other documents that may reasonably be required by the Sub-paying Agent.

(b) The Sub-Paying Agent hereby represents and covenants to the Company that the Paying Agent will comply with withholding and information reporting requirements imposed on the Company and the Sub-Paying Agent in connection with payments on the Notes, including the withholding and backup withholding requirements of the Internal Revenue Code of 1986, as amended, and Form 1042-S and 1099 information reporting requirements. The Sub-Paying Agent shall act as a Qualified Intermediary this expression is defined in United States Treasury Regulation section 1.1441-1(e)(5)(ii)) with respect to all payments made under this Agreement. The Sub-Paying Agent shall deliver to the Company a complete and valid W-8IMY (or any successor form) indicating that it is a Qualified Intermediary that has assumed primary withholding responsibility under Chapter 3 and Chapter 4 of the Internal Revenue Code of I 986 and primary Form 1099 reporting and backup withholding responsibility. The Sub-Paying Agent agrees to provide its payees, including without limitation, participants in the Canadian Depository and persons holding Canadian Notes through such participants,with such blank US tax forms as such persons may reasonably request in connection with the receipt of payments on the Canadian Notes.

In recognition of the Sub-Paying Agent acting as a Qualified Intermediary in accordance with the preceding paragraph, the Company hereby acknowledges that the Sub-Paying Agent is the payee (as that term is defined for purposes of Chapter 3 and Chapter 4 of the Internal Revenue Code of 1986) with respect to payments made by the Company to the Sub-Paying Agent under this Agreement. The Company shall comply with the information reporting requirements imposed by United States Treasury Regulation sections 1.1461-l T(c) and 1.1474-l T(d) (or any successor provisions having substantially the same effect) to provide the Paying Agent with Form 1042-S.

(c) With respect to any jurisdiction other than Canada, the Sub-Paying Agent shall be entitled to rely entirely on the advice of the Issuer as to whether any taxes should be withheld from payments made by the Sub-Paying Agent and remitted to the tax authorities in such jurisdiction.

(d) The Company shall deliver to Sub-Paying Agent a document on a quarterly basis containing all US source reportable income. It shall contain the following information; CUSIP, security name, pay date, local currency amount, US dollar amount, and exchange rate. This document will serve to reconcile US source reportable income calculated with varied exchange rates throughout the year prior to submission of the Form 1042-S.

6. Communications with Canadian Depository. The Sub-paying Agent shall also act as the Issuer’s primary liaison with the Canadian Depository for the Canadian Notes in Canada and, in such capacity, shall promptly notify the Issuer regarding any instructions or other communications received from the Canadian Depository with respect to the Issuer or otherwise in connection with the Canadian Notes and shall at the request of the Issuer from time to time facilitate communications between the Issuer and the Canadian Depository, including by delivering notices or other communications provided by the Issuer to the Canadian Depository.

7. Agreements of Paying Agent. The Sub-paying Agent hereby agrees, for the benefit of the Issuer and the Principal Paying Agent, that:

(a) the Sub-paying Agent will hold all sums held by it as sub-paying agent for the payment of the principal or interest, if any, on the Canadian Notes in trust for the benefit of the holders of the Canadian Notes entitled thereto, or for the benefit of the Note Trustee, as the case may be, until such sums shall be paid out to such holders or otherwise as provided in paragraph (c) below and the Indenture;

(b) the Sub-paying Agent will promptly give the Principal Paying Agent notice, on behalf of the Issuer, of an Issuer deposit for the payment of principal of or interest, if any, on the Canadian Notes, of any failure by the Issuer in the making of any deposit for the payment of principal of or interest, if any, on the Canadian Notes that shall have become payable and of any default by the Issuer in making any payment of the principal of or interest, if any, on the Canadian Notes where the same shall be due and payable as provided in the Canadian Notes;

(c) At any time after an Issuer Event of Default in respect of the Canadian Notes or any of them shall have occurred, the Sub-Paying Agent shall, if so required by notice in writing given by the Note Trustee or, as applicable, the Issuer Security Trustee to the Sub-Paying Agent:

(i)	thereafter, until otherwise instructed by the Note Trustee or, as applicable, act as agent of the Note Trustee under the terms of the Indenture; and/or

(ii)	deliver up all Canadian Notes and all sums, documents and records held by the Sub-Paying Agent in respect of the Canadian Notes to the Note Trustee or as the Note Trustee shall direct in such notice, provided that such notice shall be deemed not to apply to any document or record which the Sub-paying Agent is obliged not to release by any applicable law or regulation;

8. Fees and Expenses. The Sub-paying Agent shall be entitled to reasonable compensation as may be agreed in writing with the Issuer for all services rendered by it as agreed to between the Sub-paying Agent and the Issuer.

9. Terms and Conditions. The Sub-paying Agent accepts its obligations herein set out upon the terms and conditions hereof, including the following, to all of which the Issuer agrees:

(a) The Sub-paying Agent shall be entitled to treat the registered holder of any Canadian Note as the absolute owner of such Canadian Note for all purposes and make payments thereon accordingly.

(b) The Sub-paying Agent may in connection with its services hereunder:

(i)	rely without further investigation or inquiry upon the terms of any notice, communication or other document reasonably believed by it to be genuine;

(ii)	The Sub-paying Agent may employ such agents, counsel, accountants, engineers, appraisers or other assistants or experts as it may reasonably require for the proper discharge and determination of its rights and duties hereunder and may pay reasonable remuneration for all services performed for it in the discharge of the trusts hereof and thereof (including the reasonable disbursements and expenses of any such agents, counsel, accountants, engineers, appraisers or assistants). The Sub-paying Agent Agent may rely on the advice, reports, opinions, etc. of those employed but shall not be liable for the action or non-actions of any agents, counsel, accountants, engineers, appraisers or assistants chosen with due care. All reasonable and documented out-of-pocket costs incurred therein shall be payable on demand by the Issuer.

(iii)	refer any question relating to the ownership of any Canadian Note, or the adequacy or sufficiency of any evidence supplied in connection with the replacement, transfer or exchange of any Canadian Note to the Issuer for determination by the Issuer and in good faith conclusively rely upon any determination so made; and

(iv)	whenever in the administration of this Agreement it shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, in the absence of bad faith or negligence or wilful misconduct on its part, accept a certificate signed by any person duly authorised on behalf of the Issuer as to any fact or matter prima facie within the knowledge of the Issuer as sufficient evidence thereof;

(v)	consult with or retain such legal counsel and other advisors as required in the event of dispute or questions as to the construction of any of the provisions hereof or its duties hereunder and it shall incur no liability and shall be fully protected and held harmless in acting or in refraining from acting in accordance with the opinion and advice of such legal counsel or advisors, except to the extent that such liability arises out of its own negligence, willful misconduct, bad faith or negligent or willful breach of contract. The Principal Paying Agent shall reimburse the Sub-Paying Agent for reasonable costs and fees of such legal counsel or advisors. The Company shall reimburse the Principal Paying Agent for reasonable and documented costs and fees of such legal counsel or advisors (including such costs and fees of the Sub-Paying Agent that the Principal Paying Agent is required to reimburse pursuant to this Section 9(g));

(c) The Sub-paying Agent shall only be obliged to perform the duties set out herein and such other duties as are necessarily incidental thereto. The Sub-paying Agent shall not (a) be under any fiduciary duty towards any person, (b) be responsible for or liable in respect of the authorisation, validity or legality of any Canadian Note amount paid by it hereunder or any act or omission of any other person (except to the extent that such liability arises out of the wilful misconduct or negligence on the part of the Sub-paying Agent), (c) be under any obligation towards any person other than the Note Trustee, Issuer and the Principal Paying Agent or (d) assume any relationship of agency or trust for or with any Canadian Noteholder.

(d) The Sub-paying Agent may purchase, hold and dispose of beneficial interests in a Canadian Note and may enter into any transaction (including, without limitation, any depository, trust or agency transaction) with the Issuer or any holders or owners of any Canadian Notes or with any other party hereto in the same manner as if it had not been appointed as the sub-paying agent of the Issuer or the Note Trustee in relation to the Canadian Notes.

(e) the Sub-paying Agent shall incur no liability hereunder except for loss sustained by reason of its own gross negligence, willful misconduct or bad faith;

(f) No provisions of this Agreement shall require the Sub-paying Agent to expend its own funds or assume a financial commitment to a person not party to this Agreement (other than in the ordinary course of its business) in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers hereunder,;

(g) the Sub-paying Agent shall retain the right not to act and shall not be held liable for refusing to act unless it has received clear and reasonable documentation which complies with the terms of this Agreement;

(h) The Issuer will supply the Sub-paying Agent with the names and specimen signatures of its authorised signatories.

(i) The Sub-paying Agent shall be entitled to treat a facsimile, pdf or e-mail communication or communication by other similar electronic means in a form satisfactory to the Sub-paying Agent (“Electronic Methods”) from a person purporting to be (and whom such Sub-paying Agent , acting reasonably, believes in good faith to be) the authorized representative of the Issuer, Note Trustee or Principal Paying Agent as sufficient instructions and authority of the Issuer, Note Trustee or Principal Paying Agen for the Sub-paying Agent to act and shall have no duty to verify or confirm that person is so authorized. The Sub-paying Agent shall have no liability for any losses, liabilities, costs or expenses incurred by it as a result of such reliance upon or compliance with such instructions or directions. The Issuer, Note rustee and Principal Paying Agent agree: (i) to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Sub-paying Agent , including without limitation the risk of the Sub-paying Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties; (ii) that they are fully informed of the protections and risks associated with the various methods of transmitting instructions to the Sub-paying Agent and that there may be more secure methods of transmitting instructions than the method(s) selected by the Issuer, Note Trustee or Principal Paying Agent; and (iii) that the security procedures (if any) to be followed in connection with its transmission of instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

(j) the sending of a check by the Sub-paying Agent or the sending of monies by wire transfer by the Sub-paying Agent will satisfy and discharge the liability for any amounts due to the extent of the sum or sums represented thereby (plus the amount of any tax deducted or withheld as required by law) unless such check or wire is not honored on presentation; provided that, in the event of the non-receipt of such check or wire by the payee, or the loss or destruction thereof, the Sub-paying Agent, upon being furnished with reasonable evidence of such non-receipt, loss or destruction and indemnity reasonably satisfactory to it, will issue to such payee a replacement check or wire.

(k) The Sub-paying Agent shall not be liable for any consequential, punitive or special damages;

(l) The Sub-paying Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of The Sub-paying Agent(including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war)

(m) The Sub-paying Agent shall not liable for errors in judgment made in good faith unless negligent in ascertaining the pertinent facts,

10. Resignation; Removal; Successor.

(a)	Subject to Section 10(h), the Sub-paying Agent may resign its appointment upon not less than 60 days’ written notice to the Issuer, the Note Trustee and the Issuer Security Trustee (with a copy to the Principal Paying Agent) to that effect, which notice shall expire not less than 30 days before an Interest Payment Date related to the Canadian Notes.

(b)	Subject to Section 10(h), the Issuer may at any time with the prior written consent of the Note Trustee terminate the appointment of the Sub-paying Agent as its agent in relation to the Canadian Notes by not less than 60 days’ written notice to the Note Trustee and the Sub-paying Agent (with a copy to the Principal Paying Agent), which notice shall expire not less than 30 days before an Interest Payment Date.

(c)	If at any time:

(i)	a secured party takes possession, or a receiver, manager or other similar officer is appointed, of the whole or any part of the undertaking, assets and revenues of the Sub-paying Agent;

(ii)	the Sub-paying Agent admits in writing its insolvency or inability to pay its debts as they fall due or suspends payments of its debts;

(iii)	an administrator or liquidator of the Sub-paying Agent of the whole or any part of the undertaking, assets and revenues of the Sub-paying Agent is appointed (or application for any such appointment is made);

(iv)	the Sub-paying Agent takes any action for a readjustment or deferment of any of its obligations or makes a general assignment or an arrangement or composition with or for the benefit of its creditors or declares a moratorium in respect of any of its indebtedness;

(v)	an order is made or an effective resolution is passed for the winding up of the Sub-paying Agent; or

(vi)	any event occurs which has an analogous effect to any of the foregoing,

the Issuer may, with the prior written approval of the Note Trustee (which approval shall not be unreasonably withheld or delayed), forthwith terminate without notice the appointment of the Sub-paying Agent. On the occurrence of any of the above, the Sub-paying Agent shall forthwith notify the Issuer.

(d)	The Issuer may, with the prior written approval of the Note Trustee (such approval not to be unreasonably withheld or delayed):

(i)	appoint a successor sub-paying agent; and/or

(ii)	appoint one or more additional sub-paying agents in respect of the Canadian Notes;

and shall forthwith give notice of any such appointment to the Principal Paying Agent, the Sub-paying Agent and the Canadian Noteholders.

(e)	If the Sub-paying Agent gives notice of its resignation in accordance with Section 10(a) and by the tenth day before the expiration of such notice a successor sub-paying agent has not been duly appointed, the Sub-paying Agent may itself, following such consultation with the Issuer as is practicable in the circumstances and with the prior written approval of the Note Trustee and the Issuer (provided such failure to appoint was not due to default by the Issuer), appoint as its successor sub-paying agent any reputable and experienced bank or financial institution and give notice of such appointment to the Issuer, the Principal Paying Agent and the Canadian Noteholders.

(f)	Upon the execution by the Issuer and any successor sub-paying agent of an instrument effecting the appointment of such successor sub-paying agent, such successor sub-paying agent shall, without any further act, deed or conveyance, become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of its predecessor with like effect as if originally named as the Sub-paying Agent herein and the Sub-paying Agent, upon payment to it of the pro rata proportion of its administration fee and disbursements then unpaid (if any), shall thereupon become obliged to transfer, deliver and pay over, and such successor sub-paying agent shall be entitled to receive, all monies, records and documents (including any Canadian Notes, if any) held by the Sub-paying Agent hereunder.

(g)	The Issuer shall, within 30 days of the revocation of the appointment of the Sub-paying Agent, the appointment of a successor sub-paying agent or the resignation of the Sub-paying Agent, give to the Canadian Noteholders written notice thereof.

(h)	Notwithstanding Sections 10(a) to (g):

(i)	no resignation by or termination of the appointment of the Sub-paying Agent shall take effect until a successor sub-paying agent in respect of the Canadian Notes, approved in writing by the Note Trustee, has been appointed on terms previously approved in writing by the Note Trustee;

(ii)	no appointment or termination of the appointment of the Sub-paying Agent shall take effect unless and until notice thereof shall have been given to the Canadian Noteholders in accordance with the Indenture and the Conditions; and

(iii)	the appointment of any additional or successor sub-paying agent shall be mutatis mutandis on the terms and subject to the conditions of this Agreement and each of the parties hereto shall co-operate fully to do all such further acts and things and execute any further documents as may be necessary or desirable to give effect to the appointment of such successor sub-paying agent.

(i)	Upon any resignation or revocation taking effect under Section 10(a) or any termination under Section 10(b), the Sub-paying Agent shall:

(i)	without prejudice to any accrued liabilities and obligations, be released and discharged from any further obligations under this Agreement (save that it shall remain entitled to the benefit of, and subject to, this Section 10 and Sections 8 and 9);

(ii)	in the case of any resignation, repay to the Issuer such part of any fee paid to it in accordance with Section 8 as shall relate to any period thereafter;

(iii)	deliver to the Issuer and to the successor sub-paying gent a copy, certified as true and up-to-date by an officer of the Sub-paying Agent, of the records maintained by it pursuant to this Agreement;

(iv)	forthwith transfer all monies and papers (including any unissued Notes held by it hereunder) to the successor sub-paying agent in that capacity and provide reasonable assistance to its successor for the discharge by it of its duties and responsibilities hereunder; and

(v)	pay to the successor sub-paying agent any amount held by it for payment of principal or interest in respect of the Canadian Notes.

(j)	Any legal entity into which the Sub-paying Agent is merged or converted or any legal entity resulting from any merger, amalgamation or conversion to which the Sub-paying Agent is a party shall, to the extent permitted by applicable law, be the successor to the Sub-paying Agent without any further formality, whereupon the Issuer, the Note Trustee, the Principal Paying Agent and such successor shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form mutatis mutandis of this Agreement. Written notice of any such merger or conversion shall forthwith be given by such successor to the Issuer, the Note Trustee and the Principal Paying Agent.

11. Indemnification.

(a) The Issuer agrees to indemnify the Sub-paying Agent for, and to hold the Sub-paying Agent harmless against, any loss, liability or expense incurred without gross negligence, bad faith or wilful misconduct on its part, arising out of, or in connection with, the acceptance and provision of any services by the Sub-paying Agent under this Agreement, including the costs and expenses (including legal fees and expenses properly incurred) of defending itself against any claim in connection with the exercise or performance of any of its powers or duties under this Agreement.

(b) No termination of this Agreement shall affect the obligations created by Sections 11(a) and (b) of the Issuer and the Sub-paying Agent, respectively, to indemnify the Sub-paying Agent or, as the case may be, the Issuer under the Conditions and to the extent set forth in this Agreement.

12. Notices. Any notice or other document required to be given or delivered hereunder shall be delivered in person, sent (unless otherwise specified in this Agreement) by letter, telex or facsimile transmission or communicated by telephone (confirmed in a writing dispatched within two Toronto Business Days):

(a) in the case of the Issuer, to it at:

United Parcel Service, Inc.

55 Glenlake Parkway, N.E.

Atlanta, GA 30328

Attn: Legal Department

Fascimile No.: 404-828-6912

With copies to:

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, GA 30309

Attn: Jeffrey M. Stein

Fascimile No.: 404-572-5133

(b) in the case of the Principal Paying Agent, to it at:

The Bank of New York Mellon Trust Company, N.A.

200 Ashford Center North, Suite 550

Atlanta, GA 30338

Attention: Corporate Trust Administration

Fascimile No.: 770-698-5196

(c) in the case of the Sub-paying Agent, to it at:

11th Floor, 320 Bay Street

Toronto, Ontario, M5H 4A6

Attention: Corporate Trust Administration

Facsimile No.: 416-360-1711

or, in any case, to any other address or number of which the party receiving notice shall have notified the party giving such notice in writing. Any notice hereunder given by telex, facsimile or letter shall be deemed to be served when in the ordinary course of transmission or post, as the case may be, it would be received.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the Province of Ontario and each of the parties to this Agreement attorns to the non-exclusive jurisdiction of the courts of the Province of Ontario.

14. Trial by Jury. The parties hereto hereby waive any right they may have to require a trial by jury of any proceeding commenced in connection herewith.

15. Counterparts. This Agreement may be executed by facsimile in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

16. Benefit of Agreement. This Agreement is solely for the benefit of the parties hereto and their successors and assigns, and no other person shall acquire or have any rights under or by virtue hereof.

IN WITNESS WHEREOF, this Agreement has been entered into as of the day and year first above written.

UNITED PARCEL SERVICE, INC.

By:	/s/ Joseph B. Amsbary, Jr.
Name: Joseph B. Amsbary, Jr.
Title: Assistant Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Principal Paying Agent

By:	/s/ R. Tarnas
Name: R. Tarnas
Title: Vice President

BNY TRUST COMPANY OF CANADA, as Sub-paying Agent

By:	/s/ J. Steven Broude
Name: J. Steven Broude
Title: Authorized Signatory

Acknowledged and Agreed:

THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A., as Note Trustee

By:	/s/ R. Tarnas
Name: R. Tarnas
Title: Vice President